SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On January 27, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Waste Management, Inc. (the “Company”) granted performance share units awards (“PSUs”) pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”) to each of David P. Steiner, Chief Executive Officer of the Company, and Lawrence O’Donnell, III, President and Chief Operating Officer of the Company. The grants are parts of awards granted to the executives in June 2004 in connection with their promotions to their current positions; in June 2004, the Committee decided to award each of the executives PSUs, 1/3 of the total number to be granted at that time and the remaining 2/3 of the award to be granted in 2005, after the Committee had adopted a return on capital based metric for performance awards and subject to each of the executives meeting certain stock purchase requirements. In June 2004, the Committee granted Mr. Steiner 16,667 PSUs and Mr. O’Donnell 10,000 PSUs. Those awards require the achievement of earnings per share and return on capital employed based performance targets, measurable as of December 31, 2004, and the actual number of shares to be issued pursuant to those awards, which ranges from 0 — 150% of the targeted amounts, will be determined after the completion of the audit of the Company’s 2004 year end financial statements and the Committee’s certification of actual level of achievement. As reported on a Form 8-K dated December 16, 2004, the Committee approved the types of awards to be granted in 2005 under the Plan, as well as a return on capital based metric for those awards. Messrs. Steiner and O’Donnell have each met their stock purchase requirements under the original awards. Therefore, on January 27, 2005, the Committee approved the remaining 2/3 of the promotional awards granted to Messrs. Steiner and O’Donnell, in the target amounts of 33,333 and 20,000 PSUs, respectively. The actual number of PSUs earned will depend on certain performance measures being achieved, as described below.

     The material terms of the promotional PSUs granted to Messrs. Steiner and O’Donnell on January 27th are as follows:

Steiner and O’Donnell Promotional PSUs

Performance Calculation Date (“PCD”)	As of December 31, 2006; award (if any) paid out after completion of the audit of the Company’s 2006 year end financial statements and certification by the Committee of actual level of achievement (“payment date”).

Death, Disability or Termination without Cause or for Good Reason before PCD	Performance measured as of PCD and shares paid on a pro rated basis on payment date.

Change in Control before PCD	Performance measured at end of fiscal quarter immediately prior to the change in control and paid on pro rated basis on actual results achieved up to such date. Thereafter, participant receives a number of restricted stock units in the successor entity equivalent to the number of PSUs that would have been earned had no change in control occurred and target performance levels had been met from the time of the change of control through December 31, 2006. The new restricted stock units in the successor entity would vest on December 31, 2006.

Termination for Cause before PCD	Forfeiture.

Performance Measures	Two measures, weighed equally:
(1) earnings per share growth targets and (2) return on invested capital targets.

Range of Possible Awards	0 — 150% of targeted amount, based on results achieved.

     Additionally, as noted, the Company reported on a Form 8-K dated December 16, 2004 that the Committee had determined the type of awards to be granted in 2005 under the Plan (restricted stock units (“RSUs”) and PSUs), as well as the material terms of such awards. At the Committee’s meeting on January 27, 2005, it approved the grant of RSUs and PSUs to selected participants, and at that time finalized the terms and conditions of those awards. The material terms of the awards granted on January 27, 2005 to selected participants (including Messrs. Steiner and O’Donnell, as well as other members of senior management), are as follows:

Terms of 2005 Annual Award Grants

RSUs
Vesting	In 25% increments over four years.

Death or Disability	Vest immediately.

Qualifying Retirement	Continued vesting for 36 months.

Voluntary Termination	Immediate forfeiture of unvested RSUs.

Involuntary Termination other than for Cause	Vesting is prorated.

Change in Control	Immediate vesting unless surviving entity assumes grants and converts into own stock.

PSUs
Performance Calculation Date (“PCD”)	As of December 31, 2007; award (if any) paid out after completion of the audit of the Company’s 2007 year-end financial statements and certification by the Committee of actual level of achievement (“payment date”).

Performance Measure	Return on invested capital.

Range of Possible Awards	0 — 200% of targeted amount, based on actual results achieved.

Death or Disability before PCD	Payable on payment date as if participant had remained an active employee through PCD.

Qualifying Retirement before PCD	Payable on payment date as if participant had remained an active employee through PCD.

Voluntary Termination before PCD	Immediate forfeiture.

Involuntary Termination other than for Cause before PCD	Performance is prorated, payable on payment date.

Change in Control before PCD	Performance measured at the end as of the fiscal quarter immediately prior to the change in control and paid on prorated basis on actual results achieved up to such date. Thereafter, participant also receives a number of restricted stock units in the successor entity equal to the number of PSUs that would have been earned had no change in control occurred and target performance levels had been met from the time of the change of control through December 31, 2007, converted for any conversion factors in the change in control transaction. The new restricted stock units in the successor entity would vest on December 31, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: February 2, 2005	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President, General Counsel and Chief Compliance Officer